NEWS

FOR IMMEDIATE RELEASE	CONTACTS
May 10, 2012	Richard Eisenberg
(Investor Inquiries)
Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Reports Strong First Quarter 2012 Results

Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported strong first quarter 2012 results, as increased earnings benefited from growth in program assets and credit quality remained high. Farmer Mac's core earnings, a non-GAAP measure, for first quarter 2012 were $11.8 million ($1.08 per diluted common share), up from $9.1 million ($0.85 per diluted common share) in first quarter 2011. Core earnings for first quarter 2012 benefited from higher net interest income of $34.2 million, compared to $27.0 million in first quarter 2011. That increase in income was partially offset by net provisions for losses of $0.5 million in first quarter 2012, compared to a release from the allowance for losses of $0.7 million in the same period in 2011.
Farmer Mac's GAAP net income attributable to common stockholders was $22.2 million ($2.04 per diluted common share) for the three months ended March 31, 2012, compared to $18.3 million ($1.72 per diluted common share) for the same period in 2011. The increase in GAAP net income was primarily attributable to higher net interest income. GAAP net income exceeded core earnings in both periods due to periodic increases in the fair values of financial derivatives. Farmer Mac uses financial derivatives, primarily interest rate swaps, to mitigate its exposure to interest rate risk and achieve an overall lower effective cost of borrowing. These financial derivatives are not designated in hedge relationships for accounting purposes. Therefore, as changes in long-term interest rates affect the fair values of the financial derivatives, those fair value changes are recorded in earnings, while much of the offsetting changes in the fair values of related assets and liabilities are not recorded in earnings. Farmer Mac excludes these fair value fluctuations from its core earnings.

Farmer Mac President and Chief Executive Officer Michael Gerber stated, “Our first quarter results continued the momentum Farmer Mac has built over the past several years. GAAP and core earnings were strong, portfolio assets increased, and we doubled the quarterly dividend on our common stock. Solid new business volume across all product lines raised the aggregate outstanding program volume to $12.1 billion as of March 31, 2012. Portfolio credit quality also remains high, supported by a generally healthy agricultural economy, as 90-day delinquencies at quarter-end were down compared to first quarter 2011. Farmer Mac is well-positioned to continue to help meet the credit needs of Rural America and to build value for shareholders."

Business Results

For first quarter 2012, Farmer Mac's net effective interest spread was $25.6 million (94 basis points), compared to $19.6 million (94 basis points) in the same quarter 2011. This increase in dollars was a result of net interest income earned on new on-balance sheet program assets added throughout 2011 and first quarter 2012.

Farmer Mac's guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and long term standby purchase commitments (LTSPCs) were $5.9 million for first quarter 2012, compared to $6.4 million for first quarter 2011. The decrease in guarantee and commitment fees was primarily attributable to the maturity of a $475.0 million AgVantage security during 2011 that was not replaced with new business last year.

Program Activity

During first quarter 2012, Farmer Mac added $616.2 million of new program volume. Specifically, Farmer Mac:

•	purchased $110.5 million of newly originated Farmer Mac I eligible loans;

•	added $179.6 million of Farmer Mac I eligible loans under LTSPCs;

•	purchased $200.0 million of Farmer Mac I AgVantage securities;

•	purchased $24.4 million of loans under the Rural Utilities program; and

•	purchased $101.7 million of Farmer Mac II USDA-guaranteed portions.

Farmer Mac's outstanding program volume was $12.1 billion as of March 31, 2012, an increase of $153.1 million from December 31, 2011, as new volume exceeded maturities and principal paydowns on existing program assets.

Credit Quality

In the Farmer Mac I agricultural portfolio (excluding AgVantage securities), 90-day delinquencies were $53.1 million (1.21 percent of the portfolio) as of March 31, 2012, compared to $40.6 million (0.93 percent of the portfolio) as of December 31, 2011, and $57.3 million (1.33 percent of the portfolio) as of March 31, 2011. The increase in delinquencies from year-end is consistent with the historical trend of Farmer Mac's 90-day delinquencies fluctuating from quarter to quarter, with higher levels generally observed at the end of the first and third quarters of each year. As of March 31, 2012 and 2011, there were no ethanol loans in the 90-day delinquencies. Farmer Mac recorded provisions of $0.5 million to the allowance for losses during the three months ended March 31, 2012, compared to a net release of $0.7 million for the same period 2011.

When analyzing the overall risk profile of its program business, Farmer Mac takes into account more than the Farmer Mac I agricultural loan delinquency percentages provided above. The total program business also includes AgVantage securities and rural utilities loans, neither of which have any delinquencies, and the USDA Guaranteed Securities and USDA-guaranteed portions underlying Farmer Mac II Guaranteed Securities, which are backed by the full faith and credit of the United States. Across Farmer Mac's entire program business, the 90-day delinquencies represented 0.44 percent of total program business as of March 31, 2012, compared to 0.34 percent as of December 31, 2011 and 0.48 percent as of March 31, 2011.

Capital and Liquidity

Farmer Mac is required to hold capital at the higher of its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration (FCA) regulations. As of March 31, 2012, Farmer Mac's core capital totaled $497.7 million and exceeded its statutory minimum capital requirement of $360.6 million by $137.1 million. As of March 31, 2012, Farmer Mac's risk-based capital stress test generated a risk-based capital requirement of $34.7 million.  Farmer Mac's regulatory capital of $515.7 million exceeded that amount by approximately $481.0 million.

As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 60 days of liquidity. As of March 31, 2012, Farmer Mac had 131 days of liquidity, as calculated in accordance with FCA regulations.

Reconciliation of Core and GAAP Earnings

Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics and business trends. Core earnings differs from GAAP net income by excluding the effects of fair value accounting guidance. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of the Corporation's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac's GAAP net income attributable to common stockholders to core earnings is presented in the following table.

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2012	March 31, 2011
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$22,203	$18,323
Less the after-tax effects of:
Unrealized gains on financial derivatives	10,185	8,980
Unrealized gains on trading assets	714	852
Amortization of premiums and deferred gains on assets consolidated at fair value	(958)	300
Net effects of settlements on agency forward contracts	509	(346)
Lower of cost or fair value adjustment on loans held for sale	—	(525)
Sub-total	10,450	9,261
Core earnings	$11,753	$9,062

Core earnings per share:
Basic	$1.13	$0.88
Diluted	$1.08	$0.85
Weighted-average shares:
Basic	10,365	10,285
Diluted	10,903	10,664
More complete information on Farmer Mac's performance for first quarter 2012 is set forth in the Form 10-Q filed by Farmer Mac earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac, including those related to the Dodd-Frank Act; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions and real estate values on agricultural mortgage lending; (7) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving GSEs, including Farmer Mac; and (8) financial market volatility, including the future level and direction of interest rates, commodity prices, and export demand for U.S. agricultural products. Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2011, as filed with the SEC on March 15, 2012, and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC earlier today. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, rural utilities loans, and USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the

Farmer Mac II business of purchasing and holding USDA-guaranteed loans. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

The conference call to discuss Farmer Mac's first quarter 2012 financial results and the Corporation's Form 10-Q for first quarter 2012 will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time on Friday, May 11, 2012. An audio recording of that call will be available on Farmer Mac's website for two weeks after the call is concluded.

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)

	March 31, 2012	December 31, 2011
	(in thousands)
Cash and cash equivalents	$974,963	$817,046
Investment securities	2,375,088	2,184,490
Farmer Mac Guaranteed Securities	4,389,861	4,289,272
USDA Guaranteed Securities	1,513,099	1,491,905
Loans:
Loans	1,833,199	1,782,758
Loans held in consolidated trusts	1,073,367	1,121,559
Allowance for loan losses	(10,581)	(10,161)
Total loans, net of allowance	2,895,985	2,894,156
Other Assets	162,415	206,639
Total Assets	$12,311,411	$11,883,508
Notes Payable:
Due within one year	$6,493,888	$6,087,879
Due after one year	4,334,977	4,104,882
Total notes payable	10,828,865	10,192,761
Debt securities of consolidated trusts held by third parties	656,801	701,583
Reserve for losses	7,385	7,355
Other liabilities	241,504	427,276
Total Liabilities	11,734,555	11,328,975
Preferred stock	57,578	57,578
Common stock	10,373	10,357
Additional paid-in capital	104,210	102,821
Accumulated other comprehensive income	79,123	79,370
Retained earnings	83,719	62,554
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	576,856	554,533
Total Liabilities and Equity	$12,311,411	$11,883,508

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2012	March 31, 2011
	(in thousands, except per share amounts)
Interest income:
Net interest income	$34,208	$27,019
Provision for loan losses	(420)	(1,281)
Net interest income after provision for loan losses	33,788	25,738
Non-interest income:
Guarantee and commitment fees	5,930	6,387
Gains on financial derivatives	6,400	4,005
Gains on trading assets	1,099	1,311
Gains on sale of available-for-sale investment securities	28	157
Gains on sale of real estate owned	—	97
Lower of cost or fair value adjustment on loans held for sale	—	(808)
Other income	721	3,898
Non-interest income	14,178	15,047
Non-interest expense:
Compensation and employee benefits	4,485	4,497
General and administrative	2,758	2,256
Provision for/(release of) losses	30	(1,934)
Other non-interest expense	569	1,859
Non-interest expense	7,842	6,678
Income before income taxes	40,124	34,107
Income tax expense	11,654	9,517
Net income	28,470	24,590
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,547)	(5,547)
Net income attributable to Farmer Mac	22,923	19,043
Preferred stock dividends	(720)	(720)
Net income attributable to common stockholders	$22,203	$18,323

Earnings per common share and dividends:
Basic earnings per common share	$2.14	$1.78
Diluted earnings per common share	$2.04	$1.72
Common stock dividends per common share	$0.10	$0.05